Exhibit 6

LOAN AGREEMENT

This Loan Agreement ("Agreement") is made and effective the October 25th 2016,

BETWEEN:	CIRBIN INC (the "Lender"), a corporation organized and existing under the laws of the Québec, Canada with its head office located at:

1351 Ampère, suite F,
Boucherville, Québec J4B 5Z5
Canada

AND:	CAMPAGNA MOTORS USA (the "Borrower"), a corporation organized and existing under the laws of Delaware, USA, with its head office located at:

1320 State-Route 9
Suite 6667
Champlain, NY 12919-5007
USA

1.	PROMISE TO PAY

Within 12 months from January 1, 2017, Borrower promises to pay to Lender the sum of $400,000 USD, and interest and other charges stated below. The Borrower may request additional sums subsequent to the date of this Agreement. Those sums will be added to the amount the Borrower promises to pay within 12 months from January 1, 2017.

2.	RESPONSIBILITY

Although this Agreement may be signed below by more than one person, Borrower understands that we are each as individuals responsible for paying back the full amount.

3.	BREAKDOWN OF LOAN

Amount of Loan:	400,000 $ USD
Other (Describe)	0 $ USD
Amount financed:	400,000 $ USD
Finance charge:	48,000 $ USD
Total of payments:	448,000 $ USD
Annual Rate:	12%

4.	REPAYMENT

This is how Borrower will repay: Borrower will repay the amount of this note in 12 equal uninterrupted installments of $37,333.33 USD each on the 1ST of each month starting on the January 2017, and ending on December 2017. This repayment amount will be adjusted from time to time should Borrower request additional funds from Lender.

Loan Agreement	Page 1 of 2

5.	PREPAYMENT

Borrower has the right to prepay the whole outstanding amount at any time.

6.	LATE CHARGE

Any installment not paid within 15 days of its due date shall be subject to a late charge of 20% of the payment.

7.	DEFAULT

If for any reason Borrower fail to make any payment on time, Borrower shall be in default. The Lender can then demand immediate payment of the entire remaining unpaid balance of this loan, without giving anyone further notice. If Borrower has not paid the full amount of the loan when the final payment is due, the Lender will charge me interest on the unpaid balance at 24% per year.

8.	RIGHT OF OFFSET

If this loan becomes past due, the Lender will have the right to pay this loan from any deposit or security Borrower have with this Lender without notice to me. If the Lender gives me an extension of time to pay this loan, Borrower still must repay the entire loan.

9.	COLLECTION FEES

If this note is placed with an attorney for collection, then Borrower agree to pay an attorney's fee of 20% of the unpaid balance. This fee will be added to the unpaid balance of the loan.

LENDER:	BORROWER:
CIRBIN Inc.	CAMPAGNA MOTORS USA, INC.

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

Loan Agreement	Page 2 of 2